Exhibit 23.2

December 31, 2007

El Capitan Precious Metals Inc.
Suite 276
1325 Airmotive Way
Reno, NV 89502

Gentlemen:

The undersigned, the Managing Partner of AuRIC Metallurgical Labs, hereby consents to the reference to AuRIC Metallurgical Labs in the Annual Report on Form 10-KSB of El Capitan Precious Metals, Inc. for the year ended September 30, 2007 (the “Annual Report”), including without limitation references in Item 2 of the Annual Report, to be filed with the United States Securities and Exchange Commission.

I also confirm that I have read each of the references to AuRIC Metallurgical Labs in the Annual Report and concur with such statements. In giving this consent, the undersigned does not admit that AuRIC Metallurgical Labs is within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

AuRIC Metallurgical Labs

/s/ Ahmet B. Altinay
Ahmet B. Altinay Its: Managing Partner